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                                                                    EXHIBIT 10.2


                                 PROMISSORY NOTE





U.S. $20,000,000                                               June 19, 1998



         FOR VALUE RECEIVED, the undersigned, CONSO PRODUCTS COMPANY, a South Carolina corporation ("Conso"), and SIMPLICITY PATTERN CO., INC., a Delaware corporation ("Simplicity") (hereinafter Conso and Simplicity are sometimes collectively referred to as the "Borrowers"), jointly and severally promise to pay to the order of

         NATIONSBANK, N.A., a national banking association (the "Bank") at its office in Charlotte, North Carolina (or at such other place or places as the Bank may designate) the principal sum of up to

         TWENTY MILLION DOLLARS (U.S. $20,000,000) pursuant to the terms and conditions hereinafter set forth and the terms and conditions set forth in that certain Modified and Restated Loan Agreement, dated June 19, 1998, executed by and among the Borrowers and the Bank (the "Loan Agreement").

         Term Loan. The Bank agrees to make a term loan of $20,000,000 to the Borrowers (the "Term Loan") on the date hereof.

         Principal. The outstanding principal balance of the Term Loan shall be repayable in 20 consecutive quarterly installments on the first day of each January, April, July and October commencing October 1, 1998. The first 19 of such installments shall each be in the principal amount of $500,000. The 20th and final of such installments due and payable on July 1, 2003 shall be in an amount equal to the remaining principal balance of the Term Loan.

         Interest. The outstanding principal balance of the Term Loan shall bear interest at a fixed rate equal to 7.4% per annum. Accrued interest calculated at the foregoing rate shall be payable in arrears on the first day of each month. Whenever a payment on this Note is stated to be due on a day which is not a business day, such payment shall be made on the next succeeding business day with interest accruing to the date of payment. Interest hereunder shall be computed on the basis of actual number of days elapsed over a year of 360 days.

         Payments. All payments made on this Note shall be in U.S. dollars. Amounts repaid may not be reborrowed.

         Prepayments. Subject to the prepayment penalty set forth below, the Borrowers may prepay this Note in whole or in part at any time without any penalty whatsoever; provided,


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however, partial prepayments shall be applied to principal installments in the inverse order of maturities.

         Prepayment Penalty. If the Borrowers prepay all or any portion of the Term Loan during the period commencing on the date hereof through December 31, 1999, the Borrowers shall pay the Bank on the date of any such prepayment an amount equal to 1% of the amount prepaid. If the Borrowers prepay all or any portion of the Term Loan during the period commencing on January 1, 2000 through December 31, 2001, the Borrowers shall pay the Bank on the date of any such prepayment an amount equal to 1/2% of the amount prepaid. If the Borrowers prepay all or any portion of the Term Loan during the period commencing on January 1, 2002 through June 30, 2003, the Borrowers shall pay the Bank on the date of any such prepayment an amount equal to 1/4% of the amount prepaid.

         Events of Default. Upon the occurrence of an Event of Default under the Loan Agreement, (a) this Note and all other debts due the Bank by the Borrowers shall immediately become due and payable upon written notice to the Borrowers (except that in the case of any Event of Default relating to a bankruptcy petition filed by either Borrower, this Note and all other debts due the Bank shall become immediately due and payable without the necessity of demand or other action by the Bank) without the necessity of any other demand, presentment, protest or notice of any kind, all of which are hereby waived by the Borrowers, (b) the then remaining unpaid principal amount and accrued but unpaid interest shall bear interest at a per annum rate equal to the prime rate of NationsBank (as it changes from time to time) plus two percent (2%) until such principal and interest has been paid in full and (c) regardless of the adequacy of the collateral, the Bank shall have the right, immediately and without further action by it, to set-off against this Note all money owed by the Bank in any capacity to either Borrower, whether or not due, and the Bank shall be deemed to have exercised such right of set-off and to have made a charge against any such money immediately upon the occurrence of such Event of Default even though such charge is made or entered on the books of the Bank subsequent thereto.

         No Waiver. No failure or delay on the part of the Bank in the exercise of any right, power or privilege hereunder or under any other Loan Document shall operate as a waiver of any such right, power or privilege nor shall it preclude any other or further exercise thereof. The Borrowers assent to any one or more extensions or postponements of the time of payment or other indulgences, to any substitutions, exchanges or releases of collateral if at any time there is collateral available to the holder of this Note, and to the additions or releases of any other parties or persons primarily or secondarily liable.

         Late Charge. Should any payment due hereunder be in default for more than fifteen (15) days, there may be imposed, to the extent permitted by law, a delinquency charge not to exceed four percent (4%) of such payment in default. In addition, at the option of the Bank, any accrued and unpaid interest, fees or charges may, for purposes of computing accruing interest on a daily basis after the due date for such interest fees or charges, be deemed to be a part of the principal balance thereof, and interest shall accrue on a daily compounded basis after such date at the rate provided for hereunder until the entire balance of principal and interest is paid in full.


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         Notices. All notices and other communications hereunder shall be sufficiently given and shall be deemed given when delivered or when mailed by registered or certified mail, postage prepaid, addressed as follows:

                  (a)      If to the Borrowers:

                           c/o Conso Products Company
                           513 North Duncan Bypass
                           P.O. Box 326
                           Union, South Carolina 29379
                           Attn: Mr. S. Duane Southerland, Jr.
                           Telephone: 864-427-9004
                           Telecopy: 864-427-8820

                           with a copy to:

                           Kennedy Covington Lobdell & Hickman, L.L.P.
                           NationsBank Corporate Center
                           Suite 4200
                           100 N. Tryon Street
                           Charlotte, North Carolina 28202-4006
                           Attn: Sean M. Jones
                           Telephone: (704) 331-7400
                           Telecopy: (704) 331-7598

                  (b)      If to the Bank:

                           NationsBank, N.A.
                           NationsBank Plaza, NC1-002-03-10
                           Charlotte, North Carolina 28255
                           Attention: William A. Serenius
                           Telephone: (704) 386-8577
                           Telecopy: (704) 386-1023

         Attorneys' Fees. In the event this Note is not paid when due at any stated or accelerated maturity, the Borrowers will pay, in addition to principal and interest, all costs of collection, including reasonable attorneys' fees.

         Choice of Law. This Note shall be governed by and construed in accordance with, the laws of the State of North Carolina. In addition, the Borrowers hereby consent and submit to the jurisdiction and venue of the federal and state courts located in Mecklenburg County, North Carolina.

         Joint and Several Obligations. The obligations of the Borrowers hereunder shall be joint and several.


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         IN WITNESS WHEREOF, the Borrowers have caused this Note to be executed under seal by its duly authorized officers as of the day and year first above written.

                                    CONSO PRODUCTS COMPANY

ATTEST:

By  /s/ Konstance J.K. Findlay      By  /s/ J. Cary Findlay
  ------------------------------      ------------------------------------------

Title  Secretary                    Title  Chairman
     ---------------------------         ---------------------------------------

       (Corporate Seal)



                                    SIMPLICITY PATTERN CO., INC.

ATTEST:

By  /s/ Frank J. Rizzo              By  /s/ Louis R. Morris
  ------------------------------      ------------------------------------------

Title  Secretary                    Title  President and Chief Executive Officer
     ---------------------------         ---------------------------------------

       (Corporate Seal)




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